CONSULTING AGREEMENT

This Consulting Agreement is effective as of July 27, 2017, by and between CNS Pharmaceuticals Inc., a Nevada corporation (the “Company”), with offices located at PO Box 79897, Houston, TX 77498, and Fresh Notion Financial Services (the “Consultant”), at PO Box 79897, Houston, TX 77498.

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Consultant, and the Consultant desires to provide services to the Company, upon the terms and conditions set forth in this Consulting Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the premise and the respective covenants and agreements of the parties set forth herein, each of the parties agrees as follows:

1.       Consulting Services. The Consultant agrees to provide consulting services to the Company during the term of this Agreement to be used with any current client of the company, upon such terms and to the extent that the parties shall from time to time agree. Matthew Lourie shall serve as an officer of the Company as a part of this contract. The nature of services to be provided by the Consultant to the Company may include the following:

a.	Activities related to the audit of the Company;

b.	Financial reporting;

c.	Payroll and payments to service providers;

d.	Regulatory filings to the SEC or other government agencies as required;

e.	Maintenance of financial records;

f.	Other CFO duties as assigned.

2.       Term. The term of this Agreement shall commence as of the date hereof and shall be automatically renewed on a year-to-year basis. The Agreement can be terminated by either party throughout the term with 30 days notice.

3.       Extent of Services. The Consultant agrees to provide such services described in Section 1 above either directly or through such persons as may be reasonably agreeable to the Company. The Company understands that the nature of the services to be provided are part time and that the Consultant may be engaged in other business and consulting activities during the term of this Agreement.

4.      Compensation. $5,000 per month to provide these duties on a part time basis. Compensation is waived for the partial month of July 2017. In addition, the Company shall grant 15,000 shares of common stock at a purchase price of $0.001 per share that shall vest as follows:

5,000 shares upon the day of the Initial Public Offering (IPO)

5,000 shares upon the one-year anniversary of the IPO

5,000 shares upon the two-year anniversary of the IPO

As a condition of vesting, all shares shall vest immediately if the Company elects to cancel the contract prior to vesting. If the Company does not cancel the agreement the Consultant must be actively consulting for the Company at the time of each vesting milestone. If the Consultant elects to terminate the agreement unvested shares may be purchased by the Company for $0.01 per share.

5.       Expenses. The Company shall pay or reimburse the Consultant for all preapproved, reasonable travel, business and miscellaneous expenses incurred by the Consultant in performing its duties under this Agreement.

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6.       Confidential Information.

(a)       Confidentiality. Except as required in the performance of its duties to the Company, the Consultant shall treat as confidential and shall not, directly or indirectly, use, disseminate, disclose, publish or otherwise make available any Confidential Information (as such term is herein after defined) or any portion thereof. In furtherance of the foregoing, the Consultant shall be permitted to disclose Confidential Information to those of its employees, managers, members, agents, accountants, attorneys, consultants, potential financing sources and strategic partners who reasonably need to know such Confidential Information in order for the Consultant to reasonably perform its duties hereunder.

(b)       Return of Confidential Information. Upon termination of this Agreement, and upon the written request of the Company, all documents, records, notebooks, computer files, tapes and diskettes and similar repositories containing Confidential Information, including copies thereof, then in the Consultant’s possession, whether prepared by it or others, shall be promptly destroyed by the Consultant or returned to the Company. If at any time after the termination of this Agreement, the Consultant determines that it has any Confidential Information in its possession or control, it shall immediately destroy or return the same to the Company, including all copies and portions thereof.

(c)       Definition. For purposes of this Agreement, the term “Confidential Information” means any and all information relating to the Company’s products, customers, pricing or financing and is labeled or marked “confidential” when disclosed or made available to the Consultant and which is or becomes known by Consultant as a direct or indirect consequence of or through its relationship with the Company and not generally known in the industry in which the Company is or may become engaged. Confidential Information shall not include any information which (i) was known by the Consultant prior to receipt of such information by it from the Company, (ii) is independently discovered by the Consultant after the date hereof, (iii) comes or has come within the public domain through no act or failure on the part of the Consultant or (iv) is rightfully obtained by the Consultant after the date hereof from a third party which, to the knowledge of the Consultant, is lawfully in possession of such Confidential Information.

7.       Remedies.. The parties acknowledge that the remedies at law for the breach of the agreements and covenants set forth in Section 6 hereof are inadequate and that the Company shall be entitled to preliminary and permanent injunctive relief to the fullest extent available under applicable law enjoining the Consultant from engaging in any conduct constituting a breach of the agreements and covenants contained in Section 6 hereof. Such remedies shall be in addition to, and not in substitution of, any other remedies which the Company may have at law or in equity in the event of a breach or threatened breach of any of the foregoing agreements or covenants by the Consultant.

8.       Status.. The Consultant shall at all times be an independent contractor, rather than a co-venturer, agent, employee or representative of the Company.

9.       Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or sent by certified or registered mail or overnight courier to the respective addresses set forth in the first paragraph of this Agreement or such other address as to which one party may have notified the other in such manner.

10.      Applicable Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Texas without regard to its conflict of law provisions.

11.      Severability. In the event of the invalidity or unenforceability of any provision of this Agreement under applicable law, the parties agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other provisions of this Agreement.

12.      Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or the Consultant, as appropriate.

13.      Binding Effect. This Agreement shall be binding upon the parties and their respective successors and assigns.

14.     Indemnification. The Company agrees to indemnify the Consultant for any costs or attorney fees incurred by the Consultant or its agents associated with any type of lawsuit brought against the Consultant while acting under the duties of the contract.

15.      Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter hereof, and supersedes all prior discussions, negotiations and understandings between the parties with respect to such subject matter. This Agreement may not be changed orally but only by a written instrument signed by the party against which enforcement of any waiver, change, modification, extension or discharge is sought.

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16.       Arbitration Mandatory. Both Parties hereby waive their right to bring any action against the other party in any court of competent jurisdiction, and agree to submit any action to resolve any dispute between the parties to Arbitration pursuant to the rules set forth by the American Arbitration Association. The prevailing party to any dispute shall be permitted to enforce any judgment or award against the other party in either a court in the State of Texas or in a Federal Court which sits in Texas. The prevailing party shall also be entitled to an award of legal fees and costs associated with the arbitration.

IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the date first written above.

CNS Pharmaceuticals Inc.		Fresh Notion Financial Services

By	/s/ Matthew Lourie	/s/ Matthew Lourie
	Matthew Lourie	Matthew Lourie
	Founding member & CFO	Consultant

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